SHAREHOLDERS' AGREEMENT

            AGREEMENT made as of the 29th day of July, 1999 by and among ALVIN WEINSTEIN, an individual with a mailing address at 4 Forte Drive, Old Westbury, New York 11568 ("AW"), JOAN WEINSTEIN, an individual with a mailing address at 4 Forte Drive, Old Westbury, New York 11568 ("JW"), DAVID WEINSTEIN, an individual with a mailing address at 40 East 9th Street, Apt. 14M, New York, New York 10003 ("DW"), PETER WEINSTEIN, an individual with a mailing address at 2339 Stone Road, Ann Arbor, Michigan 48105 ("PW"), JONATHAN WEINSTEIN, an individual with a mailing address at 2217 11th Avenue East, Seattle, Washington 98102 ("JonW") and EARL KRAMER, an individual with a mailing address at 1100 Park Avenue, New York, New York 10128 ("EK") (AW, JW, DW, PW, JonW and EK, each, a "Shareholder", and, collectively, the "Shareholders") and CONCORD MERGER CORP., a Delaware corporation (the "Company").

            WHEREAS, the Shareholders are the principal shareholders and/or management (or relatives thereof ) of Concord Fabrics Inc. ("Concord");

            WHEREAS, the issued and outstanding capital stock of Concord not held by the Shareholders is publicly traded;

            WHEREAS, the Shareholders have organized the Company to hold their shares of Concord capital stock, to purchase from the public the remaining shares of Concord capital stock and to merge with Concord (the "Merger") all as part of a going private transaction which would result in the Shareholders becoming the sole shareholders of the surviving corporation

(the "Surviving Corporation");

            WHEREAS, the Shareholders have determined that it is in their best interest and in the best interest of the Company (and, after the Merger, the Surviving Corporation) to provide for the continuity of ownership and maintenance of control of the Company (and after the Merger, the Surviving Corporation) as set forth herein;

            NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereto hereby agree as follows:

I. COMMON STOCK

      1. Stock Exchange. Upon the delivery by each of the Shareholders of stock certificates representing that number of shares of the Class A Common Stock, par value $.50 per share, of Concord and the Class B Common Stock, par value $.50 per share, of Concord, as is set forth below, the Company shall issue, or has issued, to each of the Shareholders, and each of them hereby subscribes for and agrees to purchase, or has subscribed for and purchased, the number of shares set forth opposite his name:

================================================================================
                 Number of Company Shares      Number of Concord Shares
                ----------------------------------------------------------------
 Shareholder      Class A       Class B         Class A          Class B
--------------------------------------------------------------------------------
      AW         1,619,770         0            777,310          842,460
--------------------------------------------------------------------------------
      JW          120,000          0             60,000           60,000
--------------------------------------------------------------------------------
      DW          154,576          0             84,463           70,113
--------------------------------------------------------------------------------
      PW           70,113        84,463          84,463           70,113
--------------------------------------------------------------------------------
     JonW          70,113        84,463          84,463           70,113
--------------------------------------------------------------------------------
      EK           78,000          0             78,000             0
================================================================================

            Each Shareholder acknowledges and agrees that at the effective time of the Merger each share of Class A Common Stock, par value $.01 per share (the "Class A Common

Stock") of the Company issued and outstanding immediately prior to the Merger shall be converted into and exchanged for one share of the Class A Common Stock, par value $.50 per share, of the Surviving Corporation, and each share of the Class B Common Stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock"), of the Company issued and outstanding immediately prior to the merger shall be converted into and exchanged for one share of the Class B Common Stock, par value $.50 per share, of the Surviving Corporation and all such shares of Class A and Class B Common Stock of the Surviving Corporation shall be subject to, and the holders of such shares and the Surviving Corporation shall be bound by, the terms and provisions of this Agreement.

      2. Ownership of the Company. The Shareholders and the Company intend that the beneficial ownership of the Company immediately after execution of this Agreement will be as follows:

================================================================================
                                                            Approximate
                                   Number of                Percentage
       Shareholder          Shares of Common Stock          Ownership
       -----------          ----------------------          ------------
--------------------------------------------------------------------------------
            AW                     1,619,770                   71%
--------------------------------------------------------------------------------
            JW                      120,000                     5%
--------------------------------------------------------------------------------
            DW                      154,576                     7%
--------------------------------------------------------------------------------
            PW                      154,576                     7%
--------------------------------------------------------------------------------
           JonW                     154,576                     7%
--------------------------------------------------------------------------------
            EK                       78,000                     3%
--------------------------------------------------------------------------------
          Total                    2,281,498                   100%
================================================================================

      3. Restricted Shares. The Shareholders acknowledge that the Common Stock has not been registered in accordance with the Securities Act of 1933, as amended (the "Securities

Act"), and as such the Common Stock may not be sold or transferred and must be held indefinitely, unless they are subsequently registered under the Act or an exemption from registration is available. Each of the Shareholders understands and acknowledges that the Company is under no obligation to register the Common Stock or to comply with any exemption under the Act or to supply or file any information which would facilitate sales of the Common Stock.

II. CROSS PURCHASE RIGHTS

      1. Transfer of Shares. In addition to, and not in limitation of, the restrictions on transfers of Common Stock issued to and owned by the Shareholders (collectively, the "Shares") contained in Article I hereof, and in order to ensure continuity of ownership and control of the Company, no Shareholder shall have the right, without the written consent of the Company and of the other Shareholders, to sell, assign, transfer, hypothecate or otherwise dispose of any or all of his interests in the Shares, except as provided herein. The restrictions provided herein shall not apply to (i) any sale, transfer, assignment or pledge by one Shareholder to either another Shareholder or the Company; (ii) any sale, transfer, assignment or pledge by a Shareholder to any member of his immediate family or to any trust created for his sole benefit and/or the benefit of one or more members of his immediate family; provided, that the transferee shall become a party to this Agreement and be bound by this Agreement and the Shares so sold, transferred, assigned or pledged shall, solely for purposes of this Agreement, continue to be deemed owned by the Shareholder making such sale, transfer, assignment or pledge; and provided further, that the Company shall not have objected to such proposed sale, transfer, assignment or pledge within thirty (30) days after receipt of written notice thereof; (iii) any sale, transfer, assignment or pledge occurring subsequent to the closing of a firm commitment underwritten public offering of the Company's Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of such Common Stock for the account of the Company having an aggregate offering price to the public of not less than Five Million Dollars ($5,000,000); (iv) the pledge of Shares to secure the Company's and any of the Shareholder's obligations under any financing arrangements entered into in connection with the Merger and the related tender offer; or (v) any sale, transfer or assignment in accordance with the remaining provisions of this
Article III hereof.

      2. Right of First Refusal.

            (a) A Shareholder desiring to sell, transfer, pledge, assign or otherwise dispose of or encumber all or any of his Shares, other than in accordance with Section I.1 above, shall at such time as he receives a legally binding offer to consummate such transaction first deliver a written notice (the "Offer Notice") to the Company, notifying the Company of his intention to sell such Shares (the "Offered Shares") and specifying the number of Offered Shares, the name of the person or persons to whom he proposes to sell (or if no particular person is identified then the general class of persons to whom he proposes to sell), and a price per share which shall be the minimum price at which he proposes to effect the sale (the "Minimum Price"). The Offer Notice shall offer to sell to the Company the Offered Shares at the Minimum Price and on other terms and conditions, if any, not less favorable to the Company as those contained in the legally binding offer from such other person or persons (or class of persons). For purposes of this Section 2, the Shareholder desiring to dispose of the Offered Shares shall be referred to as the "Offeror".

            (b) The Company may accept or reject the offer contained in the Offer Notice, in whole or in part, in writing within twenty (20) days after the date thereof. A failure to respond shall constitute a rejection of the Offer. In the event the Company rejects the offer in whole or in part, the Offeror shall promptly deliver a written notice to the other Shareholders (the "Offeree Shareholders") offering to sell that portion of Offered Shares not accepted by the Company to the Offeree Shareholders at the same price as offered to the Company. Each of the Offeree Shareholders may accept or reject such offer in whole or in part, within ten (10) days after receipt thereof. A failure to respond shall constitute a rejection of the offer. If more than one Offeree Shareholder desires to purchase the Offered Shares, then each Offeree Shareholder shall have the right to purchase the Offered Shares in the proportion that the number of Shares owned by such Offeree Shareholder bears to the total number of Shares owned by all Offeree Shareholders desiring to purchase the Offered Shares.

            (c) In the event the Company and/or any of the Offeree Shareholders elect to purchase any of the Offered Shares, the closing of the purchase and sale of the Offered Shares shall take place at a time and place mutually agreed upon by the Offeror and the Company and/or each purchasing Offeree Shareholder, as the case may be, but in all events not later than thirty (30) days following the date of acceptance of the offer. At the closing of such purchase and sale, the Offeror shall deliver to the Company and/or each purchasing Offeree Shareholder, as the case may be, the stock certificates evidencing the Offered Shares (which shall be transferred free and clear of any liens or encumbrances) together with duly endorsed stock powers, and the Company and/or each purchasing Offeree Shareholder, as the case may be, shall deliver to the Offeror a certified check in the amount of the purchase price for the Offered Shares.

            (d) In the event that the Company and the Offeree Shareholders fail to accept the offer to sell the Offered Shares in its entirety, or as to any portion of the Offered Shares, the Offeror shall be free to proceed to sell all of the Offered Shares or such portion of the Offered Shares as to which the Company and the Offeree Shareholders shall not have accepted the offer, to the person or persons (or class of persons) and on the terms and conditions specified in the Offer Notice, and at not less than the Minimum Price. If the Offeror fails to complete his proposed sale within a period of three (3) months after the earlier to occur of the date of rejection of the offer contained in the Offer Notice by the Company and all Offeree Shareholders or the expiration of the periods within which such offer could have been accepted, then, if the Offered Shares have not been sold, they shall once again be subject to the requirements of a prior offer pursuant to the provisions hereof.

            (e) This Agreement shall apply to any person who acquires any Shares from any Shareholder and such person shall be deemed a "Shareholder" for purposes of this Agreement. It shall be a condition of any Shareholder's right to sell, assign or otherwise transfer any Shares to any such person that he shall have delivered to the Company and the other Shareholders a copy of this Agreement executed by such person and that such person agree to abide by the provisions of this Agreement.

      3. Bankruptcy or Attachment. The occurrence of any of the following:

            (a) the attachment of the Shares of any Shareholder by a judgment creditor or by any person claiming a lien thereto which lien is not removed or bonded in full within ninety (90) days thereof;

            (b) the adjudication of bankruptcy of a Shareholder following the filing of any involuntary petition against the Shareholder; and

            (c) the filing of a petition in voluntary bankruptcy, the use of any insolvency act of a general assignment or trust mortgage arrangement for the benefit of creditors;

            shall ipso facto be determined for all purposes to be and shall be, an offer by said Shareholder to sell his Shares (or, in the case of subparagraph
(a), the Shares subject to attachment or lien) to the Company, or the other Shareholders, in accordance with the terms of this Article III for a purchase price equal to the fair market value of the Shares offered hereunder, giving due consideration to all relevant factors. If the offering Shareholder and the Company cannot agree on the fair market value of the Shares then the fair market value shall be determined by arbitration in accordance with the following provisions, which arbitration shall be final and binding upon the parties, their successors and assigns, and the parties agree that the following provisions constitute a binding arbitration clause under applicable law. Either the offering Shareholder or the Company may initiate arbitration by delivery of a demand therefor (the "Arbitration Demand") to the other party at any time after the occurrence of an event described in subparagraphs (a) through (c) above. The arbitration shall be conducted in the Borough of Manhattan, New York, New York by one arbitrator (the "Arbitrator") selected by agreement of the offering Shareholder and the Company not later than 10 days after delivery of the Arbitration Demand or, failing such agreement, appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). The arbitration shall be conducted pursuant to the Federal Arbitration Act and the New York Uniform Arbitration Act and such procedures as the offering Shareholder and the Company may agree or, in the absence of or failing such agreement, pursuant to the AAA Rules. The Arbitrator shall complete all hearings not later than 90 days after selection or appointment, and shall make a final determination not later than 30 days thereafter. The Arbitrator shall apportion all costs and expenses of the arbitration as he deems fair and reasonable.

      4. Mandatory Repurchases by the Company.

            (a) Repurchases upon Death. Upon the death of a Shareholder other than AW or JW, the Company shall purchase, and the estate of the deceased Shareholder shall sell, all of the Shares owned by the deceased Shareholder (the "Decedent") at the time of his death, at a price determined in accordance with subsection (e) below. The closing of such purchase and sale shall take place as soon as reasonably practicable following the Decedent's death and the appointment of an executor or fiduciary for the Decedent's estate (the "Estate"). At the closing, the Estate shall deliver to the Company the stock certificates evidencing the Shares owned by the Decedent at the time of his death (which Shares shall be transferred free and clear of any liens or encumbrances) together with duly endorsed stock powers, and the Company shall deliver to the Estate a certified check in the amount of the purchase price for the Shares.

            (b) Weinstein Repurchase. Upon the occurrence of the earlier of (i) the third anniversary of the date of this Agreement, or (ii) the death of the later to die of AW and JW (the "Survivor"), and anytime thereafter, each of AW and JW (or in the case of clause (ii) above, the estate of the Survivor (the "Survivor's Estate")) may, at his or her option, offer to sell and sell and the Company shall purchase in five equal annual installments one-fifth of the number of Shares owned by AW and/or JW (or, if applicable, the Survivor's Estate) at a price determined in accordance with subsection (e) below. The date the Company receives notice of the exercise of such option and each of the first four anniversaries of such date shall be referred to herein as a "Weinstein Repurchase Date." Notwithstanding the foregoing, upon the occurrence of a Sale of the Knit Division (as defined below) or a Sale of the Concord House Division (as defined below), the Company shall, at the request of AW and/or JW (or, if applicable, the Survivor's Estate) purchase all of the Shares held by AW and/or JW (or, if applicable, the Survivor's Estate) on the date of such occurrence at a price determined in accordance with subsection (e) below. The date on which the Sale of the Knit Division or the Sale of the Concord House Division occurs shall be deemed to be a "Weinstein Repurchase Date." For purposes of this Agreement, the term "Sale of the Knit Division" shall mean the disposition by the Company of all or substantially all of its interest in the operations of its knit division to a third party which is not an affiliate of the Company or any Shareholder whether effected through a single transaction or a series of transaction, and the term "Sale of the Concord House Division" shall mean the disposition by the Company of all or substantially all of its interest in the operations of its Concord House division to a third party which is not an affiliate of the Company or any Shareholder whether effected through a single transaction or a series of transaction.

            (c) Kramer Repurchase. Upon the earlier to occur of the date of (i) termination of EK's employment with the Company for any reason; (ii) EK's retirement from the Company; (iii) the disability of EK to perform the duties of his employment with the Company which disability shall last at least six (6) consecutive months; and (iv) the Sale of the Knit Division (such earlier date, the "EK Repurchase Date"), the Company shall purchase and EK shall sell all of the Shares owned by EK on the EK Repurchase Date at a price determined in accordance with subsection (e) below.

            (d) Repurchase Closings. The Weinstein Repurchase Dates and the EK Repurchase Date are referred to in this subsection collectively as the "Repurchase Dates" and singly as a "Repurchase Date." The closing of each purchase and sale pursuant to subsections (b) and (c) above shall take place as soon as reasonably practicable following the applicable Repurchase Date. At the closing, the selling Shareholder (or, if applicable, the Survivor's Estate) shall deliver to the Company the stock certificate evidencing the Shares being sold (which Shares shall be transferred free and clear of any liens or encumbrances) together with duly endorsed stock powers, and the Company shall deliver to the selling Shareholder (or, if applicable, the Survivor's Estate) a certified check in the amount of the purchase price for the Shares.

            (e) Purchase Price.

            (i) The purchase price for any sale of Shares pursuant to subsections (a) and (c) above shall be computed as of the date of death of the Decedent in the case of a sale pursuant to subsection (a) above, and as of the EK Repurchase Date in the case of a sale pursuant to subsection
      (c) above (such dates referred to as the "Purchase Price Date"). The purchase price shall be equal to the number of Shares purchased multiplied by the book value of one Share as of the December 31st immediately preceding the Purchase Price Date, increased or decreased, as the case may be, by the per Share net income after taxes, or net loss, of the Company from such December 31st to the end of the month immediately following the Purchase Price Date.

                  (ii) The purchase price for any sale of Shares by AW and JW (or, if applicable, the Survivor's Estate) pursuant to this Agreement shall be equal to the number of Shares purchased multiplied by the book value of one share of the Class A Common

      Stock of Concord as of December 31, 1998, increased or decreased, as the case may be, by the per share net income after taxes, or net loss, of Concord from December 31, 1998 to the end of the month immediately preceding the date of the Merger.

                  (iii) The amount of net income after taxes, or net loss, applicable to the calculations in subsections (e)(i) and (e)(ii) above shall be computed from the books of the applicable company by such company's regular independent accountants in accordance with regularly accepted accounting principles consistently applied. Such accountants' computations shall be conclusive and the amount so computed when added, or subtracted, as the case may be, to or from the book value as of the preceding December 31st shall be accepted as the purchase price for the sale of shares in question and no other determination of such purchase price shall be required or made.

      (f) Insufficient Surplus.

            If, at the time the Company is required to pay the purchase price for the Shares of a Shareholder pursuant to this Agreement, the Company's surplus is insufficient for such purposes, then

            (i) the entire available surplus shall be used to purchase part of the Shares of the selling Shareholder, or if more than one Shareholder is selling, to purchase pro rata parts of the Shares of all selling Shareholders; and

            (ii) the Company and the Shareholders shall promptly take all required action to reduce the stated capital of the Company to the extent necessary for the redemption of the unpurchased Shares at the price determined as provided above.

In the event that, after the steps pursuant to clause (ii) above to increase surplus have been taken, the Company is nevertheless without sufficient surplus to pay the purchase price for all of the Shares of the selling Shareholder, then the other Shareholders shall have the option to purchase all or part of the Shares of the selling Shareholder(s) which are not purchased by the Company at the same price. The option shall remain in force for a period of thirty (30) days after it has been determined that the Company is unable to make the payment and may be exercised by the other Shareholders by written notice delivered to the selling Shareholder (or in the case of death, his Estate). The closing of a purchase of Shares by the other Shareholders shall take place at the same time and in the same manner as the purchase by the Company in accordance with this
Section 4. In the case of a transfer upon the death of a Shareholder, any Shares of the Decedent which can not be sold to the Company or the other Shareholders in accordance with this Section 4 may be transferred to any person by the last will and testament of the Decedent duly admitted to probate, or pursuant to applicable laws of intestacy, provided, however, that any such transferee of Shares of the Decedent shall, as a condition to such transfer, be required to execute a copy of, and agree to be bound by, this Agreement and any such transferee shall be deemed a "Shareholder" for purposes of the Agreement.

      5. Purchase of Company. In the event that there shall be made a bona fide offer to purchase (the "Purchase Offer") the Company as a going concern (whether effected by purchase of assets, purchase of stock or merger) by any entity (whether or not affiliated with the Company or with either of the Shareholders), and the Proposing Shareholder (as defined below) desires to accept such offer, but one or more other Shareholders (the "Declining Shareholder(s)") do not desire to accept such offer, then, in any such event, the Proposing Shareholder shall so notify the

Declining Shareholder(s), and shall, upon such notice be deemed to have given, as of the date of such notice, an offer notice pursuant to Section 2 of this
Article II to the Declining Shareholder(s), the terms of such offer notice being deemed to be the terms of the Purchase Offer, applied pro rata in accordance with the number of Shares owned by each Shareholder. Accordingly, the Declining Shareholder(s) shall thereupon have the right to purchase all but not some of the Shares of the Proposing Shareholder(s) and all other Shareholders that desired to accept the Purchase Offer (together with the Proposing Shareholder, the "Accepting Shareholders") on the same terms and conditions as the Purchase Offer, applied pro rata to the number of shares owned by each such Shareholder, in accordance with the terms and conditions of Section 2 of this Article II, which terms and conditions shall be deemed incorporated herein in their entirety, including, without limitation, any exemptions and exceptions therein specified. If more than one of the Declining Shareholders desires to purchase the Shares of the Accepting Shareholders, then each such Declining Shareholder shall have the right to purchase the Shares of the Accepting Shareholders in the proportion that the number of shares owned by such Declining Shareholder bears to the total number of Shares owned by all Declining Shareholders desiring to purchase the Shares of the Accepting Shareholders. Notwithstanding the foregoing, however, and for purposes of this Section 5 only, in the event that the Declining Shareholder(s) decline to purchase all of the Accepting Shareholders Shares on such terms and conditions, the Declining Shareholder shall, upon rejection of such purchase or upon the expiration of the thirty-day period referred to in Section 2 of this Article III, be deemed to have accepted the Purchase Offer, and the Shareholders shall thereupon take such steps as may be appropriate to consummate the Purchase Offer. For purposes of this Section 5, "Proposing Shareholder" shall mean AW until his death and then, if JW survives AW, JW until her death, and then, if DW survives AW and JW, DW until his death. The provisions of this Section 5 shall not apply to the Merger.

III. REGISTRATION RIGHTS

      1. Definitions

            As used in this Article IV, the following terms shall have the following meanings:

            "Commission" means the Securities and Exchange Commission.

            "Common Stock" means shares of the Common Stock and any other stock into which such shares may hereafter be converted, reclassified or changed.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Holder" or "Holders" means the holder or holders, as the case may be, from time to time of Registrable Securities.

            "Initial Public Offering" means the first sale by the Company of shares of its Common Stock to the public pursuant to an effective registration statement under the Securities Act.

            "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

            "Proceeding" means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

            "Prospectus" means the prospectus included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under to the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

            "Registrable Securities" means shares of Common Stock which are subject to the terms and provisions of this Agreement, provided, however, that with respect to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) they have been effectively registered under the Securities Act and disposed of in accordance with the registration statement relating thereto, or (b) to the extent that such securities, in the opinion of counsel to the Company, are permitted to be distributed pursuant to Rule 144, and may then be sold without regard to any volume limitation (or if the volume limitation would permit distribution and sale of all such securities in a single three-month period). In the event of any merger, reorganization, consolidation, recapitalization or other change in corporate structure affecting the Common Stock, such adjustment shall be made in the definition of "Registrable Securities" as is appropriate in order to prevent any dilution or enlargement of the rights granted pursuant to this Agreement.

            "Registration Expenses" means all expenses incident to the performance of or compliance with Section III.2 by the Company and the Holders of Registrable Securities exercising the rights granted in Section III.2, including, without limitation, all registration and filing fees, including fees with respect to filings required to be made with the National Association of Securities Dealers, Inc., fees and expenses of compliance with securities or blue sky laws, including, without limitation, all word processing, duplicating and printing expenses, messenger, telephone and delivery expenses, and fees and disbursements of counsel and of all independent certified public accountants (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance).

            "Registration Statement" means any registration statement, contemplated by Section III.2(a), including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

            "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such rule.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Underwritten Registration or Underwritten Offering" means a registration in connection with which securities of the Company are sold to an underwriter for reoffering to the public pursuant to an effective registration statement.

      2.  Piggyback Registration

            (a) Right to Include Registrable Securities. The Company agrees that if at any time after such time, if ever, as the Initial Public Offering is completed it desires to register for sale any of its equity securities on Form S-1, S-2 or S-3 or any successor or similar form(s) under the Securities Act pursuant to an Underwritten Registration or Underwritten Offering (but not including registrations in connection with an employee benefit plan, an offering by the Company to its existing security holders, or a merger, acquisition or consolidation), it will, each such time, give prompt written notice to all Holders of Registrable Securities of such Holders' rights under this Section III.2. Upon the written request of any such Holder (a "Requesting Holder") made no later than (30) thirty days after any such notice has been given by the Company, the Company will use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the Requesting Holders thereof; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, do so by giving written notice of such determination to each Requesting Holder of Registrable Securities.

            (b) Priority in Piggyback Registrations. If the managing underwriter of any underwritten offering that is the subject of this Section III.2 shall inform the Company in writing of its belief that the number or type of Registrable Securities and other securities of the Company requested to be included in such registration would materially adversely affect such offering, then the Company will include in such registration, to the extent of the number and type which the Company is so advised can be sold in (or during the time of) such offering, first, all securities proposed by the Company to be sold for its own account, and second, the portion of Registrable Securities requested to be included in such registration and any other securities of the Company requested to be included in such registration which the Company has been advised by the managing underwriter can be sold, drawn from them pro rata based on the number each has requested to be included in such registration.

            (c) Expenses. The Company will pay all Registration Expenses in connection with any registration of Registrable Securities requested pursuant to this Section III.2. All other costs and expenses incurred by the Requesting Holders in connection with such registration will be borne by the Requesting Holders on the basis of the percentage that the Registrable Securities which are being offered by each of them bears to the total number of Registrable Securities sought to be registered pursuant to this Section III.2.

      The obligation of the Company under this Section III.2 shall be limited to two registration statements.

      3. Registration Procedures

            In connection with the Company's registration obligations hereunder, the Company shall as expeditiously as reasonably possible:

            (a) prepare and file with the Commission a Registration Statement with respect to such securities, and use its commercially reasonable efforts to cause such Registration Statement to become and remain effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed 90 days following the effective date;

            (b) prepare and file with the Commission such amendments to such Registration Statement and supplements to the Prospectus contained therein as may be necessary to keep such registration statement effective for such period as may be reasonably necessary to effect the sale of such securities, not to exceed 90 days following the effective date;

            (c) furnish to the security holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the Registration Statement, preliminary Prospectus, final prospectus and such other documents as such underwriters and holders may reasonably request in order to facilitate the public offering of such securities;

            (d) use its commercially reasonable efforts to register or qualify the securities covered by such Registration Statement under such state securities or blue sky laws of such jurisdictions as such participating Holders may reasonably request in writing within twenty (20) days following the original filing of such Registration Statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

            (e) notify the security Holders participating in such registration, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed;

            (f) prepare and promptly file with the Commission and promptly notify such Holders of the filing of such amendment or supplement to such Registration Statement or Prospectus as may be necessary to correct any statements or omissions if, at the time when a Prospectus relating to such securities is required to be delivered under the Act, any event shall have occurred as the result of which any such Prospectus would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

            (g) cause all such Registrable Securities to be listed on each securities exchange and inter-dealer quotation system on which similar securities issued by the Company are then listed and pay all fees and expenses in connection therewith; and

            (h) advise such Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for that purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued.

      4. Indemnification

            (a) Indemnification by the Company. The Company shall, notwithstanding termination of this Agreement and without limitation as to time, indemnify and hold harmless each Holder, the officers, directors, agents, brokers, investment advisors and employees of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and attorneys' fees) and expenses (collectively, "Losses") (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising out of or relating to any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Holder furnished to the Company by or on behalf of such Holder for use therein, which information was reasonably relied on by the Company for use therein. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

            (b) Indemnification by Holders. In connection with the Registration Statement, each Holder shall furnish to the Company in writing such information as the Company reasonably requests for use in connection with the Registration Statement or any Prospectus and agrees, jointly and not severally, to indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising out of or relating to any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished by such Holder to the Company for inclusion in the Registration Statement or such Prospectus and that such information was reasonably relied upon by the Company for use in the Registration Statement, such Prospectus or such form of prospectus.

            (c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an "Indemnified Party"), such Indemnified Party promptly shall notify the Person from whom indemnity is sought (the "Indemnifying Party") in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

            An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed to pay such fees and expenses; or (2) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel in any such Proceeding; or (3) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

            (d) Contribution. If a claim for indemnification under Section III.4(a) or 4(b) is unavailable to an Indemnified Party or is insufficient to hold such Indemnified Party harmless for any Losses in respect of which this Section would apply by its terms (other than by reason of exceptions provided in this Section), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section III.4(c), any reasonable attorneys' or other fees or expenses incurred by such party in connection with any

Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party.

      5. Rule 144

            The Company agrees that if it hereafter becomes subject to the reporting requirements of the Exchange Act it shall thereafter use its commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act in a timely manner and to comply with the requirements of Rule 144(c) with respect to current public information about the Company.

      6. Special Provisions.

            (a) Information as to Sellers. Each seller of Registrable Securities shall promptly furnish the Company with such information, undertakings and powers of attorney as the Company may from time to time reasonably request in order to enable it to perform its obligations hereunder.

            (b) Requests for Registration. Each request for registration which is made by a Holder of Registrable Securities pursuant to Section III.2 above shall specify the name and address of the seller, the number of Registrable Securities for which registration is sought, and the proposed plan of distribution thereof.

            (c) Registration Not Required in Certain Circumstances. Anything in this Agreement contained to the contrary notwithstanding, the Company shall not be required to register any Registrable Securities under the Securities Act, and this Agreement will terminate automatically, when, as and if, in the written opinion of counsel for the Company, said Registrable Securities may be sold without the need for compliance with the registration provisions of the Securities Act.

IV. GENERAL PROVISIONS

      1. Subchapter S Election. The Shareholders and the Company agree that as soon as practicable after the Merger they shall execute and file all such documents and to take such other actions as are necessary for the Company to be treated for tax purposes as an S corporation pursuant to Section 1362 of the Internal Revenue Code of 1986, as amended, and pursuant to such similar provisions of the law of any state or local taxing jurisdiction in which the Company or the Shareholders are subject to tax. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall take any action or make any transfer of Shares, without the prior written consent of the other parties, which would result in the termination or revocation of such election, and each of them shall take such actions as may be required, to continue such election in effect from year to year.

      2. Dividends. With respect to any taxable period of the Company during which it is an S corporation, within thirty (30) days after the Company files its federal income tax return, Form 1120S, for such taxable period, the Company promptly shall declare and pay a dividend to all Shareholders in an amount equal to the product of (i) the excess of the Company's income allocated to such Shareholders during such taxable period over the amount of any dividends declared by the Company and paid to such Shareholders during such taxable period, multiplied by (ii) the sum of the maximum federal and state income tax rates in effect for such taxable period (assuming a married individual residing in the State of New York). The Company's obligation to declare and pay such a dividend to the Shareholders in such an amount is subject to the restrictions governing dividends under the General Corporations Law of Delaware and such other pertinent governmental restrictions as are now, or any hereafter become, effective, and also subject to such reasonable terms and conditions as the Board of the Company may determine. If the Company does not have sufficient funds to permit it lawfully to declare and pay such dividend, the Shareholders and the Company shall use reasonable efforts to create sufficient funds to permit the payment of such dividend, whereupon the Company shall declare and pay such dividend.

      3. Preemptive Rights. If the Company proposes to issue any shares of its capital stock, or any options, warrants or other rights to directly or indirectly acquire its capital stock or any securities convertible into or exchangeable for its capital stock, other than pursuant to a Permitted Issuance, each Shareholder shall have the option to purchase a portion of such securities sufficient to enable such Shareholder to maintain its percentage interest in the Company's capital stock (on a fully-diluted basis assuming the conversion of all convertible securities and exercise of all warrants and options) immediately prior to such issuance. The Company shall give each Shareholder at least 30 days prior written notice of any such proposed issuance, setting forth in reasonable detail the proposed terms and conditions thereof, including without limitation the identity of the proposed recipient (the "Issuance Notice"), and shall offer to each Shareholder the opportunity to purchase such securities at the same price, on the same terms, and at the same time as the securities are proposed to be issued by the Company. A Shareholder may exercise his option to purchase by delivery of a written notice to the Company within 15 days after delivery of the Issuance Notice, which exercise shall be irrevocable. As used in this Section
IV. 3, "Permitted Issuance" shall mean any issuance of securities of the Company
(i) pursuant to any incentive compensation plan of the Company or otherwise as compensation to directors, employees or consultants to the Company or (ii) in connection with an acquisition of another business by the Company.

      4. Legend. All certificates representing Shares owned by the Shareholders, or any transferee of the Shareholders, shall contain on the face thereof, the following legends:

                    "The sale, transfer or encumbrance of
                    this certificate is subject a certain
                    Shareholders' Agreement dated July 29,
                    1999, a copy of which is on file at the
                    office of the issuer and will be
                    provided upon request by the registered
                    owner hereof. The Agreement, among other things, restricts the transfer of the Shares evidenced by this certificate and provides for certain obligations to sell and to purchase the Shares evidenced by this certificate, for a designated price. By accepting the Shares evidenced by this certificate the holder agrees to be bound by said Agreement."

                    "The Shares represented by this
                    Certificate have not been registered
                    under the Securities Act of 1933 (the
                    "Securities Act"). The holder by
                    acceptance hereof agrees that no
                    transfer or other disposition of these
                    Shares will be made or shall be
                    effective in the absence of an opinion
                    of counsel acceptable to the issuer that no registration statement under the Securities Act is necessary with respect to the proposed transfer or disposition."

No dividend shall be paid nor any distribution made on Shares sold, transferred, pledged, assigned or encumbered in breach of this Agreement, nor shall any such transfer be registered on the books of the Company.

      5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its principles of conflict of laws except that Section IV.3 which grants preemptive rights to the Shareholders shall be governed by the laws of the State of Delaware.

      6. Notices. Notices to any party hereunder shall be deemed to be given when sent by certified mail or registered mail, postage prepaid, return receipt requested, to the address of such party set forth in the preamble hereof, or to such other address as may be specified by notice to the other parties hereof.

      7. Specific Performance. The parties hereto recognize that various of the rights of the parties under this Agreement are unique and, accordingly, each of the parties shall have, in addition to such other remedies as may be available at law or in equity, the right to injunctive relief and specific performance. Without limiting the generality of the foregoing, if any transfer of Shares is made or attempted contrary to the provisions of this Agreement, the other Shareholders, or the Company, as the case may be, shall have the right to injunctive relief and specific performance to the extent permitted by law.

      8. Entire Agreement. The parties hereto acknowledge that this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter and there are no restrictions, agreements or arrangements, whether oral or written, between any or all of the parties relating to the subject matter hereof which are not fully expressed or referred to herein.

      9. Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party or parties against whom enforcement of such amendment, waiver, change, modifications, consent or discharge is sought.

      10. Assignment. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto and the holders from time to time of any shares of capital stock of the Company and of the Company's successors and assigns.

      11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and the Shareholders have caused this Agreement to be executed as of the date first above written.


         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH
                        MAY BE ENFORCED BY THE PARTIES.


CONCORD MERGER CORP.


                                             /s/ Alvin Weinstein
By:  /s/ Earl Kramer                         ---------------------------------
      ------------------------------------   Printed: Alvin Weinsten
                                                      ------------------------
Printed:  Earl Kramer
          -------------------------------    /s/ Joan Weinsten
                                             --------------------------
Title:  President                            Printed: Joan Weinstein
        ----------------------------------            ------------------------

                                             /s/ David Weinstein
                                             ---------------------------------
                                             Printed: David Weinstein
                                                      ------------------------

                                             /s/ Peter Weinstein
                                             ---------------------------------
                                             Printed: Peter Weinstein
                                                      ------------------------

                                             /s/ Jonathan Weinstein
                                             ---------------------------------
                                             Printed: Jonathan Weinstein
                                                      ------------------------

                                             /s/ Earl Kramer
                                             ---------------------------------
                                             Printed: Earl Kramer
                                                      ------------------------